UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2025
Sun Country Airlines Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road
Minneapolis,	Minnesota	55450
(Address of principal executive offices)		(Zip Code)
(651) 681-3900
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2025, Sun Country Airlines Holdings, Inc. (the “Company”), announced that Grant Whitney, the Company’s Senior Vice President & Chief Revenue Officer, would be stepping down from his position and separating employment with the Company, effective as of October 20, 2025. Mr. Whitney’s departure was not a result of any disagreement with the Company. Mr. Whitney’s primary duties and responsibilities will be re-assigned to other members of the Company’s senior leadership team.

Mr. Whitney’s separation from employment will constitute a termination of his employment pursuant to which Mr. Whitney would become eligible to receive separation benefits under the Employment Letter between Mr. Whitney and the Company, dated as of July 1, 2023 (the “Employment Letter”), which separation benefits consist of continued payment of his annual base salary for a period of 12 months. The Company also expects to provide medical and dental coverage through COBRA for Mr. Whitney and his eligible dependents for the 12-month period ending October 31, 2026. During this period, the Company will pay the portion of the COBRA premium that exceeds the amount Mr. Whitney paid for coverage while employed. Mr. Whitney’s receipt of the foregoing separation benefits is subject to his continued compliance with the restrictive covenants set forth in the Employment Letter and his execution and non-revocation of a release of claims. The Company expects to enter into a separation agreement and release of claims with Mr. Whitney in order to memorialize any separation benefits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 24, 2025	Sun Country Airlines Holdings, Inc.

	By:	/s/ Erin Rose Neale
		Name:	Erin Rose Neale
		Title:	Chief Legal Officer, Senior Vice President, and Corporate Secretary